Center Bancorp, Inc. Reports First Quarter 2008 Earnings

UNION, NJ -- (MARKET WIRE) -- 04/24/2008 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today reported operating results for the first quarter ended March 31, 2008. Earnings amounted to $1.2 million or $0.09 per diluted share for the quarter ended March 31, 2008 as compared with earnings of $1.3 million or $0.09 per diluted share for the quarter ended March 31, 2007.

“The results for the period announced today reflect our progress in improving the future stability of revenue streams and are in line with the work started in 2007 that we intend to continue into 2008. With these actions, our first quarter results reflect a marked improvement in our balance sheet and net interest margin, adequate loan loss reserves supported by continued good credit quality in our asset portfolios and reduced operating overhead," remarked Anthony C. Weagley, President and CEO.

Quarterly Condensed Consolidated Income Statements (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Net interest income	$5,687	$5,172	$5,481	$5,225	$5,621	$5,691
Provision for loan losses	150	150	100	100	0	57
Net interest income after loan
loss provision	5,537	5,022	5,381	5,125	5,621	5,634
Non interest income	866	874	911	1,177	1,410	1,618
Non interest expense	(4,953)	(6,034)	(6,080)	(6,056)	(6,428)	(6,656)
Income (loss) before income tax	1,450	(138)	212	246	603	596
Income tax expense (benefit)	233	(670)	(786)	(771)	(706)	(1,695)
NET INCOME	$1,217	$532	$998	$1,017	$1,309	$2,291
Earnings per share (basic)	$0.09	$0.04	$0.07	$0.07	$0.09	$0.16
Earnings per share (diluted)	$0.09	$0.04	$0.07	$0.07	$0.09	$0.16
Weighted average common shares outstanding:
Basic	13,145,078	13,441,082	13,864,722	13,910,450	13,910,450	13,898,178
Diluted	13,163,917	13,469,764	13,913,919	13,990,642	13,986,333	13,980,270
All common share and per common share amounts have been adjusted for 5% stock dividend
Note: Due to rounding quarterly earnings per share may not add up to the reported annual earnings per share

Selected financial ratios (annualized where applicable)

As of or for the quarter ended:	3/31/08	12/31/07	09/30/07	06/30/07	03/31/07	12/31/06
Return on average assets	0.50%	0.22%	0.40%	0.40%	0.50%	0.88%
Return on average equity	5.60%	2.44%	4.21%	4.15%	5.37%	9.46%
Net interest margin (tax equivalent basis)	2.74%	2.48%	2.63%	2.43%	2.55%	2.62%
Loan/Deposit ratio	90.71%	78.91%	84.62%	78.71%	73.42%	75.73%
Stockholders' equity/total assets	8.58%	8.38%	9.49%	9.57%	9.36%	9.28%
Efficiency ratio	70.9%	92.7%	89.3%	92.8%	92.8%	94.5%
Book value per share	$6.51	$6.48	$6.85	$6.89	$7.06	$7.02
Return on average tangible stockholders' equity	6.98%	3.04%	5.15%	5.04%	6.53%	11.53%
Tangible stockholders' equity/tangible assets	6.98%	6.80%	7.88%	7.98%	7.84%	7.77%
Tangible book value per share	$5.20	$5.17	$5.59	$5.65	$5.81	$5.77

The Corporation recorded net interest income on a fully taxable equivalent basis of $6.1 million for both the three-months ended March 31, 2008 and 2007. Interest income and interest expense each declined by $1.1 million from the same period last year. Compared to 2007, net interest earning assets declined by $28.1 million while net interest spread improved by 34 basis points, due primarily to improved funding costs. On a linked quarter basis, net interest spread and margin improved by 33 basis points and 26 basis points, respectively.

Steps were taken during the fourth quarter of 2007 to improve the Corporation's net interest margin by allowing a runoff of certain high rate deposits and to position the Corporation's cash position for further outflows in the first quarter of 2008. The result was an improvement in margin from the comparison period in 2007. Recent action by the Federal Open Market Committee allowed the Corporation to further reduce liability costs in the later part of the first quarter of this year. As such, the effect of these positive changes is expected to have a greater impact in the second quarter of 2008. During the first quarter, the Corporation secured approximately $45 million of longer term funding with a weighted average rate of 2.67% in an effort to support continued loan growth.

The $1.1 million decline in interest expense in the first quarter of 2008 from the same period last year reflects the runoff of higher cost deposits and the replacement with lower cost funding, due primarily to recent actions by the Federal Open Market Committee in lowering the target Federal funds rate. Compared to the first quarter of 2007, the Corporation’s average deposits during the first quarter of 2008 declined by $72.8 million, due primarily to the planned runoff of high cost deposits, while average borrowings, generally placed at favorable terms and rates, increased by $36 million.

Other Income

Total other income decreased $544,000 for the first quarter of 2008 compared with the comparable quarter of 2007, primarily as a result of decreases in gains on securities sold. Excluding net securities gains and losses, the Corporation recorded other income of $866,000 in the three months ended March 31, 2008, compared to $822,000 in the three months ended March 31, 2007, an increase of 5.4%. This increase was primarily attributable to an $111,000 increase in service charges, commissions and fees, partially offset by a decline in commissions from sales of mutual funds and annuities and other income.

Quarterly Consolidated Non-Interest Income (unaudited)

(dollars in thousands)
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Service charges on deposit accounts	$404	$399	$312	$306	$288	$295
Commissions from mortgage broker activities	12	16	15	25	46	45
Loan related fees (LOC)	41	31	49	26	35	41
Commissions from sale of mutual funds and annuities	17	44	131	60	63	60
Debit card and ATM fees	125	132	126	130	131	134
Bank owned life insurance	221	217	223	230	223	183
Net securities gains (losses)	—	(43)	14	341	588	801
Other service charges and fees	46	78	41	59	36	59
Total other income	$866	$874	$911	$1,177	$1,410	$1,618

Other Expense

Other expense for the first quarter of 2008 totaled $5.0 million, a decrease of $1.5 million or 22.9% from the comparable period in 2007. Salary and benefit expense decreased by $790,000, or 25.1%, to $2.4 million. This reduction was primarily attributable to reductions in staff, pension curtailment and elimination of certain benefit plans. Full-time equivalent staffing levels were 167 at March 31, 2008 compared to 172 as of December 31, 2007 and 187 at March 31, 2007. Other decreases were recognized in premises and equipment, professional fees and other general expenses, offset in part by an increase in occupancy costs.

The efficiency ratio for the first quarter of 2008 was 70.9% as compared to 92.7% in the fourth quarter of 2007 and 92.8% in the first quarter of 2007. The Corporation recently announced a number of cost cutting initiatives, including outsourcing partnerships with Compushare, PHH Mortgage and the Atlantic Central Banker BITS program. These initiatives collectively once implemented are expected to reduce operating expense by approximately $600,000 annually. Additionally, in February of 2008, the Corporation completed the sale of its Florham Park office for $2.4 million, which approximated the carrying value.

Quarterly Consolidated Non-Interest Expense (unaudited)

(dollars in thousands)
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Employee salaries and wages	$1,896	$1,932	$3,551	$2,059	$2,300	$2,215
Employee stock option expense	45	46	46	35	24	41
Health insurance and other employee benefits	218	237	(687)	543	575	561
Payroll taxes	179	124	183	181	234	167
Other employee related expenses	14	14	14	16	9	32
Total salaries and employee benefits	$2,352	$2,353	$3,107	$2,834	$3,142	$3,016

Occupancy, net	759	799	692	629	723	618
Premises and equipment expense	366	437	442	436	462	564
Stationery and printing	95	104	87	115	159	144
Marketing and advertising	160	179	152	109	163	266
Computer expense	141	150	151	148	165	196
Legal, auditing and other professional fees	172	690	311	599	539	403
Bank regulatory related expenses	58	58	60	60	60	57
Postage and delivery	78	57	73	75	84	96
ATM related expenses	60	59	63	77	61	53
Amortization of CDI	25	25	26	27	29	29
Other expenses	687	1,123	916	947	841	1,214
Total other expense	$4,953	$6,034	$6,080	$6,056	$6,428	$6,656

Balance Sheet Summary

Quarterly Condensed Consolidated Balance Sheets (unaudited)

(dollars in thousands )
At quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Cash and due from banks	$15,155	$20,541	$15,277	$24,363	$19,245	$34,088
Fed funds and money market funds	45,300	49,490	0	0	35,374	10,275
Investments	281,746	314,194	343,979	366,224	381,493	381,733
Loans	565,025	551,669	550,847	533,675	530,573	550,414
Allowance for loan losses	(5,245)	(5,163)	(5,021)	(4,974)	(4,958)	(4,960)
Restricted investment in bank stocks, at cost	10,036	8,467	7,347	8,299	7,832	7,805
Premises and equipment, net	17,404	17,419	17,662	18,400	18,314	18,829
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	375	400	426	452	479	508
Bank owned life insurance	22,483	22,261	22,044	21,822	21,591	21,368
Other assets	26,084	21,563	18,425	16,557	22,219	14,520
TOTAL ASSETS	$995,167	$1,017,645	$987,790	$1,001,622	$1,048,966	$1,051,384
Deposits	622,924	699,070	650,999	678,011	722,648	726,771
Other borrowings	279,024	223,264	237,744	221,994	220,327	211,589
Other liabilities	7,818	10,033	5,317	5,804	7,828	15,411
Stockholders' equity	85,401	85,278	93,730	95,813	98,163	97,613
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$995,167	$1,017,645	$987,790	$1,001,622	$1,048,966	$1,051,384

Condensed Consolidated Average Balance Sheets (unaudited)

(dollars in thousands)
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Investments, Fed funds, and other	$326,397	$351,302	$362,119	$404,975	$415,980	$408,684
Loans	565,654	552,521	538,798	532,799	540,971	543,707
Allowance for loan losses	(5,237)	(5,077)	(4,984)	(4,986)	(4,959)	(4,918)
All other assets	93,088	91,016	90,533	92,038	94,773	88,008
TOTAL ASSETS	$979,902	$989,762	$986,466	$1,024,826	$1,046,765	$1,035,481
Deposits-interest bearing	519,295	564,334	557,555	578,819	592,073	586,388
Deposits-non interest bearing	112,695	115,859	128,449	130,701	135,161	140,745
Other borrowings	251,222	216,761	200,257	211,228	215,198	207,524
Other liabilities	9,769	5,543	5,372	6,159	6,867	4,004
Stockholders’ equity	86,921	87,265	94,833	97,919	97,466	96,820
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$979,902	$989,762	$986,466	$1,024,826	$1,046,765	$1,035,481

Loans

The Corporation had total loans of $565.0 million at March 31, 2008, representing a $13.4 million, or 2.4%, increase on a linked-quarter basis. Loan growth continued during the quarter in the Corporation’s commercial related segments of the portfolio. At March 31, 2008, the Corporation had $58.6 million in overall undispersed loan commitments, $55.1 million of which it expects to fund over the next 90 days.

Loan originations for the quarter increased in the commercial sector, primarily in commercial mortgages. “We are pleased with the growth achieved for the quarter and are optimistic that the Corporation will continue to build its loans outstanding volume throughout 2008. Our pipelines are strong; we expect that increased activity in the commercial sectors of the portfolio will support our strategic goals of increased loan volume and improving our earning-asset mix. We continue to work aggressively at strengthening existing customer relationships and building new ones by seizing opportunities, reflecting the improved business development effort in the Bank,” said Mr. Weagley.

Loan Mix:
(unaudited)

(dollars in thousands)
At quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Real estate loans
Residential	$260,237	$265,597	$265,301	$261,849	$262,958	$268,748
Commercial	163,664	137,585	136,289	135,707	135,062	135,802
Construction	48,494	51,367	53,286	47,910	60,135	70,340
Total real estate loans	472,395	454,549	454,876	445,466	458,155	474,890
Commercial loans	91,492	95,978	94,444	86,848	71,020	74,135
Consumer and other loans	592	563	960	741	754	699
Total loans before unearned fees and costs	564,479	551,090	550,280	533,055	529,929	549,724
Unearned fees and costs	546	579	567	620	644	690
Total loans	$565,025	$551,669	$550,847	$533,675	$530,573	$550,414

 Asset Quality

Selected credit quality ratios (unaudited)

(dollars in thousands)
As of or for the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Non-accrual loans	$1,215	$3,907	$986	$1,070	$1,207	$475
Past due loans 90 days or more and still accruing interest	0	0	0	0	0	225
Total non performing loans	1,215	3,907	986	1,070	1,207	700
Other real estate owned (“OREO”)	478	501	586	586	0	0
Repossessed assets other than real-estate	0	0	0	0	0	0
Total non performing assets	$1,693	$4,408	$1,572	$1,656	$1,207	$700
Non performing assets as a percentage of total assets	0.17%	0.43%	0.16%	0.17%	0.12%	0.07%
Non performing loans as a percentage of total loans	0.22%	0.71%	0.18%	0.20%	0.23%	0.13%
Net charge-offs	$68	$147	$139	$86	$2	$34
Net charge-offs as a percentage of average loans for the period	0.01%	0.03%	0.03%	0.02%	0.00%	0.01%
Allowance for loan losses as a percentage of period end loans	0.93%	0.94%	0.91%	0.93%	0.93%	0.90%
Allowance for loan losses as a percentage of non-performing loans	431.7%	132.2%	509.2%	464.9%	410.8%	708.6%

Total Assets	$995,167	$1,017,645	$987,790	$1,001,622	$1,048,966	$1,051,384
Total Loans	565,025	551,669	550,847	533,675	530,573	550,414
Average loans for the quarter	565,654	552,521	538,798	532,799	540,971	543,707
Allowance for loan losses	5,245	5,163	5,021	4,974	4,958	4,960

At March 31, 2008, non-performing assets totaled $1.7 million, or 0.17% of total assets, as compared with $4.4 million, or 0.43%, at December 31, 2007 and $1.2 million, or 0.12 % at March 31, 2007. The decrease in non-accrual loans from December 31, 2007 was primarily attributable to one commercial mortgage in the amount of $2.5 million in which the Corporation has received full payment of the commercial mortgage, including principal of $2.5 million and interest of $83,277, during the first quarter of 2008. The Corporation continues to aggressively pursue the sale of other real estate owned and currently has a contract of sale on both of the properties in the amount of approximately $485,000.

"The Corporation is well positioned to weather the unprecedented volatility in the credit markets as we do not have exposure to the sub prime home mortgage business or to other sub prime issues such as securitizations and collateralized debt obligations. Our home equity portfolio is sound and was originated with conservative underwriting practices,” remarked Mr. Weagley.

At March 31, 2008, the total allowance for loan losses amounted to approximately $5.2 million, or 0.93% of total loans. The allowance for loan losses as a percent of total non-performing loans amounted to 431.7% for the first quarter of 2008 as compared 132.2% at December 31, 2007 and 410.8% at March 31, 2007.

Securities

Investment securities reflected a decline of $99.7 million at March 31, 2008 compared to the comparable period in 2007. The decline is consistent with maintaining the balance sheet strategies the Corporation has previously outlined in seeking to reduce the size of its investment securities portfolio while increasing loans as a percentage of the earning-asset mix.

The reduction in the volume of the investment portfolio was made in anticipation of providing cash flow for loan funding and forecasted liability outflows. This action had a positive impact on net interest income in the first quarter of 2008.

Deposits/Funding Sources

Deposit Mix (unaudited)

(dollars in thousands)
At quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Checking accounts
Non interest bearing	$117,053	$111,422	$121,884	$127,797	$128,703	$136,453
Interest bearing	125,152	155,406	110,177	126,112	131,337	107,359
Savings deposits	68,028	86,341	92,789	92,474	95,233	99,654
Money market accounts	170,742	196,601	167,442	171,923	173,569	184,102
Time Deposits	141,949	149,300	158,707	159,705	193,806	199,203
Total Deposits	$622,924	$699,070	$650,999	$678,011	$722,648	$726,771

Deposits totaled $622.9 million at March 31, 2008, a decrease of $99.7 million from March 31, 2007. The decline was a result of a moderation in the yield curve due to recent Federal Reserve actions and a decision to reduce the Corporation’s dependence on more rate sensitive high costing funds, which were subject to maturity and repricing in favor of lower costing wholesale funds available. More volatile certificates of deposit of $100,000 or more declined as well as part of this strategy.

Borrowings totaled $279.0 million at March 31, 2008, reflecting an increase of $58.7 million from March 31, 2007. Overnight customer repurchase transactions covering commercial customer sweep accounts totaled $59.4 million at March 31, 2008 as compared with $39.3 million at March 31, 2007. This shift in the volume of repurchase agreements also accounted for a portion of the decline in non-interest bearing commercial checking accounts during the period.

Stockholders' Equity

Total stockholders' equity amounted to $85.4 million, or 8.58% of total assets, at March 31, 2008. Tangible stockholders' equity was $68.2 million, or 6.98% of tangible assets. Book value per common share was $6.51 at March 31, 2008, compared to $6.48 at December 31, 2007 and $7.06 at March 31, 2007. Tangible book value per common share was $5.20 at March 31, 2008 compared to $5.17 at December 31, 2007 and $5.81 at March 31, 2007.

During the three months ended March 31, 2008, the Corporation purchased 63,898 shares of common stock at an average cost of $11.01 per share.

During 2007, the Corporation purchased 850,527 common shares at an average cost per share of $11.79 under the stock buyback program adopted on January 24, 2002. The repurchased shares were recorded as Treasury Stock, which resulted in a decrease in stockholders’ equity. On September 27, 2007 the Board approved an increase in its current share buyback program to an additional 5% of outstanding shares, enhancing its current authorization by 684,627 shares. Any purchases by the Corporation may be made, from time to time, in the open market, in privately negotiated transactions or otherwise. At March 31, 2008, there were 132,341 shares available for repurchase under the Corporation’s stock buyback program.

At March 31, 2008, the Corporation's Tier 1 Capital Leverage ratio was 8.17%, the Corporation's total Tier 1 Risk Based Capital ratio was 11.47% and the Corporation's total Risk Based Capital ratio was 12.23%. Total Tier 1 capital decreased to approximately $78.7 million at March 31, 2008 from $79.1 million at December 31, 2007 and from $89.0 million at March 31, 2007.

At March 31, 2008, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

About Center Bancorp

Center Bancorp, Inc. is a Financial Services Holding Company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest National banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County.  Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its subsidiary, Center Financial Group LLC, provides financial services, including brokerage services, insurance and annuities, mutual funds and financial planning. In the fourth quarter of 2007, Center formed a title Insurance partnership, Center Title LLC, with Progressive Title Company in Parsippany to provide title services in connection with the closing of real estate transactions.

The Bank currently operates 13 branches in Union and Morris counties. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union, Chatham and Madison, New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At March 31, 2008, the Bank had total assets of $1.0 billion, total deposits of $623 million and stockholders' equity of approximately $85.4 million.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

“Return on average tangible stockholders' equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders equity. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The following table presents a reconciliation of return on stockholders equity and return on tangible stockholders equity for the periods presented:

(dollars in thousands)
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Net income	$1,217	$532	$998	$1,017	$1,309	$2,291
Average stockholders’ equity	$86,921	$87,265	$94,833	$97,919	$97,466	$96,820
Less: Average goodwill and other intangible assets	17,194	17,220	17,245	17,272	17,300	17,334
Average tangible stockholders' equity	$69,727	$70,045	$77,588	$80,647	$80,166	$79,486
Return on average stockholders’ equity	5.60%	2.44%	4.21%	4.15%	5.37%	9.46%
Add: Average goodwill and other intangible assets	1.38	0.60	0.94	0.89	1.16	2.07
Return on average tangible stockholders' equity	6.98%	3.04%	5.15%	5.04%	6.53%	11.53%

"Tangible book value per share" is also a non-GAAP financial measure and represents tangible stockholders' equity (or tangible book value) calculated on a per common share basis. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation's book value per share without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of total book value per share to tangible book value per share as of the dates presented:

(dollars in thousands)
At quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Common shares outstanding	13,113,760	13,155,784	13,692,534	13,910,826	13,910,450	13,910,450
Stockholders’ equity	$85,401	$85,278	$93,730	$95,813	$98,163	$97,613
Less: Goodwill and other intangible assets	17,179	17,204	17,230	17,256	17,283	17,312
Tangible stockholders’ equity	$68,222	$68,074	$76,500	$78,557	$80,880	$80,301
Book value per share	$6.51	$6.48	$6.85	$6.89	$7.06	$7.02
Less: Goodwill and other intangible assets	1.31	1.31	1.26	1.24	1.25	1.25
Tangible book value per share	$5.20	$5.17	$5.59	$5.65	$5.81	$5.77

"Tangible stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration for intangible assets, inasmuch as tangible stockholders' equity and tangible assets both back out goodwill and other intangible assets. The following table presents a reconciliation of total assets to tangible assets and then presents a reconciliation of total stockholders' equity/total assets to tangible stockholders' equity/tangible assets as of the dates presented:

(dollars in thousands)
At quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Total assets	$995,167	$1,017,645	$987,790	$1,001,622	$1,048,966	$1,051,384
Less: Goodwill and other intangible assets	17,179	17,204	17,230	17,256	17,283	17,312
Tangible assets	$977,988	$1,000,441	$970,560	$984,366	$1,031,683	$1,034,072
Total stockholders' equity/total assets	8.58%	8.38%	9.49%	9.57%	9.36%	9.28%
Tangible stockholders' equity/tangible assets	6.98%	6.80%	7.88%	7.98%	7.84%	7.77%

Total non-interest income is presented both including and excluding net securities gains (losses). We believe that many investors desire to evaluate non-interest income without regard for securities transactions. The following table presents a reconciliation of total non-interest (or other) income with total non-interest (or other) income excluding the impact of securities transactions.

(dollars in thousands)
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Total non-interest income	$866	$874	$911	$1,177	$1,410	$1,618
Net securities gains (losses)	-	(43)	14	341	588	801
Total non-interest income, excluding net securities gains (losses)	$866	$917	$897	$836	$822	$817

“Efficiency ratio” is a non-GAAP financial measure and is defined as non-interest expense as a percentage of net interest income on a tax equivalent basis plus non-interest income, excluding net securities gains (losses), as follows:

(dollars in thousands)
For the quarter ended:	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Non-interest expense	$4,953	$6,034	$6,080	$6,056	$6,428	$6,656
Net interest income (tax equivalent basis)	$6,117	$5,594	$5,915	$5,692	$6,104	$6,230
Non-interest income, excluding net securities gains (losses)	866	917	897	836	822	817
	$6,983	$6,511	$6,812	$6,528	$6,926	$7,047
Efficiency ratio	70.9%	92.7%	89.3%	92.8%	92.8%	94.5%

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding future revenue streams, future margins and the impact on future margins resulting from actions taken previously, the expectation of future loan growth, plans for 2008, the need to fund loan commitments during the second quarter of 2008 and other future results) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
(908) 206-2886

Joseph Gangemi
Investor Relations
(908) 206-2886

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

(Dollars in Thousands)	March 31, 2008	December 31, 2007

ASSETS
Cash and due from banks	$15,155	$20,541
Federal funds sold and securities purchased under agreement to resell	45,300	49,490
Total cash and cash equivalents	60,455	70,031
Investment securities available-for sale	281,746	314,194
Loans, net of unearned income	565,025	551,669
Less — Allowance for loan losses	5,245	5,163
Net Loans	559,780	546,506
Restricted investment in bank stocks, at cost	10,036	8,467
Premises and equipment, net	17,404	17,419
Accrued interest receivable	4,495	4,535
Bank owned life insurance	22,483	22,261
Other assets	21,589	17,028
Goodwill and other intangible assets	17,179	17,204
Total assets	$995,167	$1,017,645
LIABILITIES
Deposits:
Non-interest bearing	$117,053	$111,422
Interest-bearing
Time deposits $100 and over	61,634	63,997
Interest-bearing transactions, savings and time deposits $100 and less	444,237	523,651
Total deposits	622,924	699,070
Securities sold under agreement to repurchase	59,435	48,541
Short-term borrowings	1,026	1,123
Long-term borrowings	213,408	168,445
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	7,818	10,033
Total liabilities	909,766	932,367
STOCKHOLDERS’ EQUITY
Preferred stock, no par value:
Authorized 5,000,000 shares; none issued	—	—
Common stock, no par value:
Authorized 20,000,000 shares; issued 15,190,984 shares in 2008 and 2007; outstanding 13,113,760 shares in 2008 and 13,155,784 shares in 2007	86,908	86,908
Additional paid in capital	5,198	5,133
Retained earnings	15,205	15,161
Treasury stock, at cost (2,077,224 shares in 2008 and
2,035,200 shares in 2007)	(16,630)	(16,100)
Accumulated other comprehensive loss	(5,280)	(5,824)
Total stockholders’ equity	85,401	85,278
Total liabilities and stockholders’ equity	$995,167	$1,017,645

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,
(Dollars in Thousands, Except Per Share Data)	2008	2007
Interest income:
Interest and fees on loans	$8,471	$8,353
Interest and dividends on investment securities:
Taxable interest income	2,765	3,695
Non-taxable interest income	802	818
Dividends	243	361
Interest on Federal funds sold and securities purchased under agreement to resell	79	225
Total interest income	12,360	13,452
Interest expense:
Interest on certificates of deposit $100 or more	675	1,105
Interest on other deposits	3,369	4,266
Interest on borrowings	2,629	2,460
Total interest expense	6,673	7,831
Net interest income	5,687	5,621
Provision for loan losses	150	—
Net interest income after provision for loan losses	5,537	5,621
Other income:
Service charges, commissions and fees	529	419
Other income	99	117
Annuity and insurance	17	63
Bank owned life insurance	221	223
Net securities gains	—	588
Total other income	866	1,410
Other expense:
Salaries and employee benefits	2,352	3,142
Occupancy, net	759	723
Premises and equipment	366	462
Professional and consulting	172	539
Stationery and printing	95	159
Marketing and advertising	160	163
Computer expense	141	165
Other	908	1,075
Total other expense	4,953	6,428
Income before income tax expense (benefit)	1,450	603
Income tax expense (benefit)	233	(706)
Net income	$1,217	$1,309
Earnings per share:
Basic	$0.09	$0.09
Diluted	$0.09	$0.09
Weighted average common shares outstanding:
Basic	13,145,078	13,910,450
Diluted	13,163,917	13,986,333

SUMMARY SELECTED YEAR-TO-DATE STATISTICAL INFORMATION AND FINANCIAL DATA

(Dollars in Thousands, Except per Share Data)

	3/31/2008	12/31/2007	3/31/2007
Statements of Income Data:
Interest income	$12,360	$12,797	$13,452
Interest expense	6,673	7,625	7,831
Net interest income	5,687	5,172	5,621
Provision for loan losses	150	150	—
Net interest income after provision for loan losses	5,537	5,022	5,621
Other income	866	874	1,410
Other expense	4,953	6,034	6,428
Income before income tax expense	1,450	(138)	603
Income tax (benefit) expense	233	(670)	(706)
Net income	$1,217	$532	$1,309
Earnings per share:
Basic	$0.09	$0.04	$0.09
Diluted	$0.09	$0.04	$0.09
Statements of Condition Data:
Investments	$281,746	$314,194	$381,493
Total loans	565,025	551,669	530,573
Goodwill and other intangibles	17,179	17,204	17,283
Total assets	995,167	1,017,645	1,048,966
Deposits	622,924	699,070	722,648
Borrowings	273,869	218,109	215,172
Stockholders' equity	$85,401	$85,278	$98,163
Dividend Data:
Dividends
Cash dividends	$1,168	$1,197	$1,195
Dividend payout ratio	95.97%	225.00%	91.29%
Cash dividends per share	$0.09	$0.09	$0.09
Weighted Average Common Shares Outstanding:
Basic	13,145,078	13,441,082	13,910,450
Diluted	13,163,917	13,469,764	13,986,333
Operating Ratios:
Return on average assets	0.50%	0.22%	0.50%
Average stockholders’ equity to average assets	8.87%	8.82%	9.31%
Return on average equity	5.60%	2.44%	5.37%
Return on average tangible stockholders’ equity	6.98%	3.04%	6.53%
Book value
Book value per common share	$6.51	$6.48	$7.06
Tangible book value per common share	$5.20	$5.17	$5.81
Non-Financial Information:
Common stockholders of record	666	679	706
Staff-full time equivalent	167	172	187